UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2009

KIT DIGITAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25659	11-3447894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

168 Fifth Avenue, Suite 301	10010
New York, New York	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (646) 502-7484

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR240.13e-4(c))

CURRENT REPORT ON FORM 8-K

KIT digital, Inc.

September 30, 2009

Item 2.01.    Completion of Acquisition or Disposition of Assets.

Item 3.02.    Unregistered Sales of Equity Securities.

On September 30, 2009, KIT digital, Inc., a Delaware corporation (“KIT digital”), KIT Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of KIT digital,  The FeedRoom, Inc., a Delaware corporation (“FeedRoom”) and certain stockholders of FeedRoom, entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”).  Under the Merger Agreement, at the closing of the transactions contemplated thereby, KIT Acquisition Corporation merged with and into FeedRoom and as a result of such merger KIT digital became the sole stockholder of FeedRoom.  FeedRoom stockholders are entitled to receive in exchange for their capital stock in FeedRoom 1,312,000 shares of KIT digital common stock (the “Merger Shares”), which reflects 948,636 shares of KIT digital common stock to be issued for the acquisition of FeedRoom and an additional 363,636 shares of KIT digital common stock to be issued in exchange for a $4,000,000 indirect investment in KIT digital through the purchase of FeedRoom Series F Preferred Stock by certain stockholders of FeedRoom immediately prior to the closing of the merger.  The KIT digital common stock was sold to such stockholders at an effective price of $11.00 per share.  In accordance with the Merger Agreement, the Merger Shares are deliverable as follows: (i) 937,398 shares of KIT common stock will be delivered to the stockholders of FeedRoom not later than October 15, 2009; and (ii) a “holdback amount” of 374,602 shares of KIT common stock, which will be used by KIT digital to satisfy any indemnity claims in accordance with the Merger Agreement, the balance of which will be payable by KIT digital one year after the closing.

In connection with the merger, stockholders of FeedRoom receiving Merger Shares entered into a Stockholders Agreement (the “Stockholders Agreement”) with KIT digital and Kaleil Isaza Tuzman, KIT digital’s Chairman and Chief Executive Officer, pursuant to which  all Merger Shares will be subject to resale restrictions for a period of up to 18 months following the closing.  Mr. Isaza Tuzman agreed pursuant to this agreement to cause KIT Media Ltd. to restrict the resale of a number of shares of KIT common stock equal to the number of Merger Shares restricted from resale pursuant to the Merger Agreement.

FeedRoom, headquartered in New York, New York, is engaged in the business of offering online video solutions for corporations, government agencies, and media companies; services, such as broadband video distribution for Web, search engines, and podcasting; broadband video encoding, management, and delivery; broadband video application design and development; performance reporting; media advertising services; subscription and registration tools.

The purchase price was determined as a result of arm’s-length negotiations between the parties.  The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of both the Merger Agreement and the Stockholders Agreement, a copy of each of which is attached hereto as Exhibit 2.1 and Exhibit 4.1, respectively, and each of which is incorporated herein in its entirety by reference.  The securities offered in the Merger have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

KIT digital had no previous relationship or association with FeedRoom.  There are presently no significant changes anticipated in the business or product lines of either KIT digital or FeedRoom.

KIT digital announced the closing of the acquisition in a press release issued on October 5, 2009, a copy of which is attached hereto as Exhibit 99.1 and is incorporated in its entirety by reference.

Item 9.01.              Financial Statements and Exhibits.

(a)            Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), the financial statements of The FeedRoom, Inc. shall be provided not later than December 16, 2009.

(b)            Pro Forma Financial Information.  In accordance with Item 9.01(b), the pro forma financial information shall be provided not later than December 16, 2009.

(d)            Exhibits.  The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 30, 2009, between KIT digital, Inc., KIT Acquisition Corporation, The FeedRoom, Inc. and certain stockholders of The FeedRoom, Inc.

10.1	Stockholders Agreement, dated September 30, 2009, by and among KIT digital, Inc., Kaleil Isaza Tuzman and certain stockholders of The FeedRoom, Inc.

99.1	Press release issued by KIT digital, Inc. on October 5, 2009, announcing the acquisition of The FeedRoom, Inc. and other matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIT DIGITAL, INC.

Date: October 6, 2009	By:	/s/ Kaleil Isaza Tuzman
Kaleil Isaza Tuzman
Chairman and Chief Executive Officer